[MMC Energy, Inc. Letterhead]

April 4, 2008

Mr. Michael Hamilton
245 Prospect Ave
Apt LP-D
Hackensack, NJ 07601

RE: Change in Control and Severance Agreement

Dear Mr. Hamilton

MMC Energy, Inc. (the “Company”) has determined that appropriate steps should be taken to reinforce and encourage your continued employment and dedication. In consideration for you remaining in its employ, the Company and you agree as follows:

1. TERMINATION OF YOUR EMPLOYMENT IN CONNECTION WITH A QUALIFYING EVENT.

In the event of a Qualifying Termination (as defined below), then:

(a) subject to your execution and nonrevocation of the release as provided in Section 5(b) below, the Company shall pay to you a cash amount equal to $750,000, (and you shall not be entitled to any other severance benefits which may otherwise be payable to you upon a termination of employment as set forth in any other agreement between you and the Company or any of its Subsidiaries (as defined below), if any) (the “Payment”). The Payment shall be payable to you in accordance with the Company’s normal payroll cycle over the thirty-month period immediately following the date of such Qualifying Termination; provided, however, if there shall occur a Change in Control, (A) any portion of the Payment that is to be paid hereunder but has not yet been paid shall be accelerated and paid to you as a lump sum within ten days of such Change in Control and (B) if the relevant Qualifying Event occurs subsequent to a Change in Control, the Payment shall be payable to you as a lump sum within ten days of such Qualifying Event.

(b) subject to your execution and nonrevocation of the release as provided in Section 5(b) below, notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to you (other than an Excluded Agreement) the vesting and/or exercisability of each of your outstanding Equity Awards shall be accelerated in full, effective as of the date of your termination of employment; provided, however, that such acceleration of vesting and/or exercisability shall not apply to any Equity Award where such acceleration would be contrary to applicable law.

2. TERM

(a) The initial term of this Agreement (the “Initial Term”) shall commence on the date hereof (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, except as otherwise provided in Sections 2(b) and 2(c) below.

(b) During the one-year period commencing immediately prior to the expiration of the Initial Term or any Renewal Term (as defined below) then in effect, the Compensation Committee of the Board of Directors (the “Committee”) shall determine, in its sole discretion, whether and for what period, if any, and upon what terms and conditions (including any modification to the terms and conditions of this Agreement as then in effect that the Committee shall determine to be advisable) the Company shall offer to you to extend the term of this Agreement (any such extension being referred to herein as a “Renewal Term”) following the expiration of the then-effective Initial Term or Renewal Term as the case may be. Following its determination, the Committee shall advise you in writing of the terms and conditions upon which the Company would be willing to extend the term of this Agreement; provided, however, that if the Committee fails to so advise you or if you do not accept the terms and conditions upon which the Company would be willing to extend the term of the Agreement, the Agreement shall terminate upon the expiration of the Initial Term or Renewal Term then in effect except as otherwise provided in Section 2(c).

(c) Notwithstanding the provisions of Sections 2(a) and 2(b) above, the then-effective Initial Term or Renewal Term shall automatically be extended in the event that such term would otherwise expire during the period commencing upon the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval of the Company’s stockholders and other conditions and contingencies) and ending upon the expiration of the Change in Control Period. Such extension shall be upon the terms and conditions of this Agreement as then in effect, provided that such extension of the term of the Agreement shall expire upon the first to occur of the first public announcement of the termination of such definitive agreement or the expiration of the Change in Control Period.

(d) Notwithstanding the provisions of this Section 2, the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which you have acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the then-effective Initial Term or Renewal Term shall survive the termination of this Agreement until such payments and benefits have been provided in full.

(e) Notwithstanding the provisions of Sections 2(a), 2(b) and 2(c) but subject to Section 2(d), prior to the occurrence of a Change in Control, this Agreement shall immediately terminate upon your termination of employment for any reason other than by the Company without Cause (as defined below) or by you for Good Reason (as defined below).

3. SECTION 409A; SECTION 280G.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (collectively, “409A Guidance”). Notwithstanding anything in this Agreement to the contrary, if a payment obligation under this Agreement arises on account of your separation from service while you are a “specified employee” (as defined under 409A Guidance), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest plus five percent (5%), as published in the northeast edition of The Wall Street Journal on the date of your separation from service. The Company shall consult with you in good faith regarding the implementation of this Section 3; provided, that neither the Company nor any of its Subsidiaries, nor any of their respective directors, employees or representatives shall have any liability to you with respect to such implementation provided such implementation is done in good faith. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. The Company shall not be liable to you for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

(b)  Certain Additional Payments.

(i) Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for your benefit, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii) Determinations. All determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of recognized standing reasonably selected by you (the “Accounting Firm”), which shall provide detailed supporting calculations to both you and the Company within thirty (30) business days of the receipt of written notice from you that there has been a Payment. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon you and the Company. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

(iii) 409A Payment Deadline. In all events and without in any way tolling the time periods provided for in Section 3(b)(ii) above, the Gross-Up Payment, if any, including any Underpayment, shall not be made later than the December 31 following your taxable year in which you remit the Excise Tax.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall be defined as the occurrence of: (i) your conviction for a felony, excluding convictions associated with traffic violations; (ii) you being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties under this Agreement; or engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace, (iii) an egregious and material act of dishonesty (including without limitation theft or embezzlement) whether or not involving the Company but relating to your business affairs; (iv) a willful and material violation of any provision of the Company’s Code of Conduct, Policy Memorandum Concerning Insider Trading or that certain Assignment of Inventions, Non-Disclosure and Non-Competition Agreement, dated December 9, 2007, between you and the Company; (v) intentional reckless conduct that is materially detrimental to the business or reputation of the Company; or (vi) material and continued failure (other than by reason of Disability) to carry out reasonably assigned duties or instructions consistent with the title of Chief Executive Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Board of Directors of such material failure on your part, which shall include the specifics giving rise to such failure, and the failure by you to remedy such material failure within 30 days after delivery of a written version of such finding to you).

(b) “Change in Control” means the occurrence of any of the following, provided that the occurrence also constitutes, within the meaning of 409A Guidance, a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company:

(i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of total fair market value or total voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

(ii) the Company is party to a merger, consolidation or similar transaction, or series of related transactions, which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such transaction(s);

(iii) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction, or series of related transactions, having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(iv) a change in the composition of the Board over a period of twelve (12) months or less as a result of which a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(c) “Change in Control Period” means a period commencing upon the date of the consummation of a Change in Control and ending on the date occurring twelve (12) months following the date of the consummation of such Change in Control.

(d) “Disability” shall mean your absence from employment for at least ninety (90) days in any twelve (12) month period as a result of your incapacity due to mental or physical illness or incapacity, as reasonably determined by the Company.

(e) “Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company granted to you by the Company prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, any successor to the Company in connection with the Change in Control.

(f) “Excluded Agreement” means any written agreement between you and the Company entered into after the date of this Agreement which expressly disclaims the operation of Section 1(b) hereof.

(g) “Good Reason” shall mean (i) the assignment to you, without your explicit consent, of duties that are significantly different from, and that result in a substantial diminution of, your duties on the Effective Date; (ii) the assignment to you of a title that is different from and subordinate to the title specified in the definition of Cause above; or (iii) a material breach by the Company of this Agreement; provided, however, that no diminution of duties, position or title shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving you.

(h) “Qualifying Termination” shall mean:

(i)  the occurrence of a Change in Control and, (A) on or within thirty (30) days thereafter, your employment is terminated for any reason by the Company or you or (B) within twelve (12) months thereafter your employment is terminated by (1) the Company (or its successor) for any reason other than death, disability or Cause or (2) you for Good Reason; or

(ii)  any time prior to the occurrence of any Change in Control, your employment is terminated by (A) the Company for any reason other than for death, Disability or Cause or (B) you for Good Reason.

(i) “Subsidiaries” shall mean collectively, MMC Energy North America, LLC and any other current or future direct or indirect subsidiary of such entity or the Company.

5. MISCELLANEOUS.

(a) Governing Law. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York without regard to the principles of conflicts of laws of the State of New York or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(b) Release. Any and all payments and other benefits to which you may become entitled under Section 1 are conditioned upon and subject to your execution of, and not having revoked within any applicable revocation period, a general release of the Company, its Subsidiaries and their respective directors and officers, and in the form attached on Annex A hereto.

(c) Entire Agreement; Amendments. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

(d) Withholding. The Company shall be permitted in its discretion to withhold from any amounts payable under this Agreement such Federal, state or local taxes as the Company determines are required to be withheld pursuant to any applicable law or regulation.

(e) No Guarantee of Employment. This Agreement does not and shall not be construed as a guarantee of continued employment of you by the Company for any period of time.

(f) Headings. The headings of the sections contained in this Agreement are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(g) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of you, to your address as shown on the Company’s records, and, in the case of the Company, to its principal office, to the attention of Chair of the Compensation Committee of the Board of Directors (with a copy to John E. Depke, DLA Piper US LLP, 1251 Avenue of the Americas, New York, NY 10020) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original of the party executing the same and all of which together shall constitute one and the same instrument.

(i) Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding upon its successors and assigns and may be assigned by the Company to the successors in interest of the Company. The rights and obligations of you under this Agreement shall be binding upon your heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by you, but any amount owed to you upon your death shall inure to the benefit of your heirs, legatees, personal representatives, executors, or administrators.

(j) Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(k) Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MMC ENERGY, INC.

By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer

ACCEPTED AND AGREED TO
as of the first date written above

By: /s/ Michael Hamilton

Michael Hamilton

ANNEX A
RELEASE OF CLAIMS

This Release of all Claims (the "Release") is entered into by and between MMC Energy, Inc. [OR NAME OF ANY SUCCESSOR ENTITY] (the “Company”) and Michael Hamilton (the “Executive”) and dated as of [INSERT DATE] (the “Effective Date”).

In consideration of the promises set forth in the change in control and severance agreement between the Executive and the Company, dated as of April 4, 2008 (the “Agreement”), the Executive and the Company (the “Parties”) hereby agree as follows:

1. Agreement Entitlements. The Executive’s termination of employment shall be effective as of the Effective Date. Consequently, the Company shall provide the Executive the post-termination payments and other benefit to which he would not be entitled under the Agreement, but for the execution of this Release (capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement).

2. Release of Claims.

(a) As used in this Release, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) The Executive, for and on behalf of himself and his successors, assigns, legal representatives, heirs, executors and administrators, does hereby remise, release, absolve and discharge, the Company, its Subsidiaries, all of their respective successors and assigns, subsidiaries, affiliates and legal representatives (in their capacities as such), past and present, and all of their respective directors, officers, shareholders, members, agents, employees, attorneys, successors, assigns, legal representatives, heirs, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the “Releasees”) from any and all claims which the Executive had, may have had, or now has against the Company, the Releasees, collectively or any member of the Releasees individually, for or by reason of any matter, cause or thing whatsoever including any claim arising out of or attributable to the Executive’s employment or the termination of the Executive’s employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any applicable Federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference or any other factor. This release of claims includes, but is not limited to, all claims arising under: the Age Discrimination in Employment Act of 1967 (the “ADEA”, a law which prohibits discrimination on the basis of age); the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Equal Pay Act; all as amended, and all other Federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this Section 2(b) shall not apply to any claims that arise under or are in connection with (i) this Release, (ii) employee benefit plans of general applicability in which the Executive participated as of the date of his termination of employment, and (iii) the Executive’s rights, if any, to indemnification by the Company under the articles, by-laws, policies or other agreements or applicable law.

(c) The Executive represents that the Executive has not filed or permitted to be filed against the Releasees, any member of the Releasees individually or the Releasees collectively, any complaint, charge, claim, suit, action or proceeding before any local, state or federal court or other body (each individually, a “Proceeding”). The Executive further represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive covenants and agrees that the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding at any time hereafter with respect to the subject matter of this Release and claims release pursuant to this Release (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce this Release, to obtain benefits described in or granted under this Release, to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA or as required by law. Except as otherwise provided in the preceding sentence, the Executive will not voluntarily participate in any judicial proceeding of any nature or description against the Releasees, any member of the Releasees individually or the Releasees collectively as of the Effective Date. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Release, the Executive will be limiting the Executive’s right to pursue certain claims and the availability of certain remedies the Executive may have against the Releasees, any member of the Releasees individually or the Releasees collectively. Notwithstanding the above, nothing in this Section 2(c) shall prevent the Executive from initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider. The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 2 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation. The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release and that neither the Company nor any other person is obligated to provide any post-employment benefits to the Executive pursuant to Section 1 until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Release. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5. Availability of Relief. In the event that the Executive fails to abide by any of the terms of this Release, including but not limited to Section 2 of this Release, the Company may, in addition to any other legal, monetary or equitable remedies it may have, terminate any portion of the payments that are subsequently due pursuant to Section 1, if any, without waiving the release granted to the Releasees herein.

6. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the notice provisions contained in Section 5(g) of the Agreement.

(b) Successors. This Release shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

(c) Taxes. The Company shall withhold from any amounts payable under this Release such taxes as may be required to be withheld pursuant to any applicable law or regulation.

(d) Severability. In the event that any provision of this Release is determined to be invalid or unenforceable, the remaining terms and conditions of this Release shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

(e) Non-Admission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

(f) Non-Waiver. A failure of either the Executive or any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.

(g) Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

(h) Headings. The headings of the sections contained in this Release are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Release.

(i) Counterparts. This Release may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Release (or its signature page thereof) shall be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the date first written above.

Michael Hamilton